EXHIBIT (A)(7)

                  NATIONAL INVESTORS CASH MANAGEMENT FUND, INC.

                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

         National Investors Cash Management Fund, Inc., a Maryland corporation having its principal Maryland office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Article V(1) of the Corporation's charter is hereby amended in its entirety to read as follows:

                     The total number of shares which the Corporation has authority to issue is one hundred billion (100,000,000,000) shares of common stock (par value $0.0001 per share), amounting in aggregate par value to ten million dollars ($10,000,000.00). All of such shares of common stock are classified into four separate series to be known as "Money Market Portfolio," "U.S. Government Portfolio," "Municipal Portfolio," and "California Municipal Money Market Portfolio." Each such series shall be divided as follows: the Money Market Portfolio shall consist of fifty billion (50,000,000,000) shares; the U.S. Government Portfolio shall consist of twenty billion (20,000,000,000) shares; the Municipal Portfolio shall consist of twenty billion (20,000,000,000) shares; and the California Municipal Money Market Portfolio shall consist of ten billion (10,000,000,000) shares. All of the shares of each such series are classified as a single class.

         SECOND: The foregoing amendments have been effected in the manner and by the vote required by the Corporation's charter and the laws of the State of Maryland. The amendments were approved by a majority of the Board of Directors of the Corporation, and at the time of approval by the Board of Directors there were no shares of stock of the Corporation entitled to vote on the matter either outstanding or subscribed for.

         THIRD: Except as amended hereby, the Corporation's charter shall remain in full force and effect.


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         FOURTH: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

         The Vice President and Secretary acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, NATIONAL INVESTORS CASH MANAGEMENT FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and Secretary, a duly authorized officer of the Corporation, and attested by its Assistant Secretary, effective the 1st day of September, 1999.

                                        NATIONAL INVESTORS CASH
                                        MANAGEMENT FUND, INC.


                                        /S/ CHRISTOPHER J. KELLEY
                                        ----------------------------------------
                                        Christopher J. Kelley
                                        Vice President and Secretary

ATTEST:

/S/ KAREN JACOPPO-WOOD
----------------------
Karen Jacoppo-Wood
Assistant Secretary